Exhibit 1.01
Conflict Minerals Report

Definitions

Unless the context otherwise requires, references to “we,” “us,” “our,” or “the Company” mean Crane Co.

Conflict minerals:	Columbite-tantalite (coltan), cassiterite, gold, wolframite or their derivatives, which are limited to gold, tantalum, tin, and tungsten
Dodd-Frank Act: DRC:	The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 The Democratic Republic of Congo
OECD:	Organization for Economic Cooperation and Development
EICC-GeSI:	the Electronic Industry Citizenship Coalition (EICC) and Global e-Sustainability Initiative (GeSI)
RCOI	Reasonable country of origin inquiry

Applying the relevant provisions of the Dodd-Frank Act to Crane Co.

The final conflict minerals rules adopted by the Securities and Exchange Commission (the “SEC”) require a three-step compliance approach. The first step is determining applicability of the conflict minerals rules to Crane Co.; the second step is a RCOI to determine whether we have reason to believe that conflict minerals from the DRC or adjoining countries are present in our products; and the third step (referred to as “due diligence” in the SEC rules) is to determine the source and origin of any such conflict minerals and the facilities in which they were processed.

Crane Co. Businesses Potentially Subject to Due Diligence

We are a diversified manufacturer of highly engineered industrial products. Our primary markets are aerospace, defense electronics, non-residential construction, recreational vehicle, transportation, automated payment and merchandising, chemical, pharmaceutical, oil, gas, power, nuclear, building services and utilities. As a diversified manufacturer of highly engineered industrial products, Crane Co. is several tiers removed from mining operations and smelters or refiners (SORs) and has no visibility into the supply chain beyond our direct suppliers. The Company cannot exclude the possibility that at least a portion of its necessary conflict minerals may have originated in the DRC or adjoining countries, and that they may not be from recycled or scrap sources. For that reason, we have included a Conflict Minerals Report as an Exhibit to our Form SD filed with the SEC for 2014.

The purpose of this report is to explain the steps that we have performed to comply with the Dodd-Frank Act and related regulations, as they pertain to conflict minerals. Our first step has consisted of making inquiries to our suppliers to determine whether conflict minerals are present within the products that they sell to us. As conflict minerals are often necessary for the functionality of the electronic components and certain machined metal components we purchase from our first tier suppliers as subcomponents of our manufactured products, we have determined it necessary to simultaneously begin the second compliance step.

Reasonable Country of Origin Inquiry (RCOI)

We have conducted an analysis of our products and found that the conflict minerals tin, tantalum, tungsten, and gold, can be found in multiple Crane Co. products.    Therefore, we have conducted a RCOI by having each Crane business group conduct a survey of its largest vendors whose products are likely to contain conflict minerals.  We have used the Conflict Free Sourcing Initiative’s (CFSI) Conflict Minerals Reporting Template (CMRT), which includes standard supply chain survey and information tracking methods to determine if our manufactured products contain conflict minerals necessary to their functionality or production. Using this template, we:

•	Identified our businesses that manufactured or contracted to manufacture products in 2014

•	Determined that many of our manufactured products could contain conflict minerals

•	Identified the vendors of raw materials or components that we used to manufacture our products.

Due Diligence Framework and Resources:

Our due diligence process was designed in conformance with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas (Second Edition).

Due Diligence Steps Performed:

•	Established a process for complying with the applicable rules.

•	Developed a Conflict Minerals working group comprised of relevant functions and subject matter experts.

•	Surveyed 134 vendors, representing greater than 78% of our total likely conflict minerals spend, using the CMRT standardized conflict minerals reporting template.

•	Requested that vendors report to us (i) any conflict minerals present in the raw materials or components they supplied to us, and (ii) their conflict minerals due diligence processes.

•	Compiled and analyzed vendor responses.

•	Conducted follow-up with non-responsive vendors or those whose responses required additional information or clarification. We received responses from 99.3% of the vendors surveyed.

•	Set forth a documentation and record maintenance mechanism to ensure the retention of relevant documentation in a structured electronic database.